File No. 333 _______

As filed with the United States Securities and Exchange Commission on November 7, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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HARLEY-DAVIDSON, INC.
(Exact name of Registrant as specified in its charter)
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Wisconsin	39-1382325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3700 West Juneau Avenue Milwaukee, Wisconsin	53208
(Address of principal executive offices)	(Zip Code)
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HARLEY-DAVIDSON, INC. 2014 INCENTIVE STOCK PLAN
(Full title of the plan)
________________________________
Paul J. Jones Vice President, General Counsel and Secretary 3700 West Juneau Avenue Milwaukee, Wisconsin 53208 (414) 342-4680 (Name, address and telephone number of agent for service)	Copy to: Patrick G. Quick, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
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Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
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CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	17,000,000 shares (1)	$64.335 (2)	$1,093,695,000 (2)	$127,087.36

(1)
Amount to be registered consists of an aggregate of 8,000,000 shares of Harley-Davidson, Inc. Common Stock to be issued pursuant to the grant or exercise of awards to participants under the Harley-Davidson, Inc. 2014 Incentive Stock Plan (the “2014 Plan”). Amount also includes 9,000,000 shares of Harley-Davidson, Inc. Common Stock in the aggregate representing shares carried forward from the Harley-Davidson, Inc. 2009 Incentive Stock Plan (the “2009 Plan”) in accordance with the provisions of the 2014 Plan or shares in respect of awards granted under the 2009 Plan or the Harley-Davidson, Inc. 2004 Incentive Stock Plan that, in accordance with the provisions of the 2014 Plan, are available or may become available for new grants of equity awards under the 2014 Plan.  Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Harley-Davidson, Inc. Common Stock that may be offered or sold pursuant to the 2014 Plan as a result of stock splits or stock dividends.  Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2014 Plan.

(2)
Determined in accordance with Rules 457(c) and 457(h), the registration fee calculation is based on the average of the high and low prices of Harley-Davidson, Inc. Common Stock as reported on the New York Stock Exchange on November 5, 2014.

PART I                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Harley-Davidson, Inc. 2014 Incentive Stock Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

The following documents, filed by Harley-Davidson, Inc. (hereinafter referred to as the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)           The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2014, June 29, 2014 and September 28, 2014;

(c)           The Company’s Current Reports on Form 8-K dated January 27, 2014 and April 30, 2014; and

(d)           The description of the Company’s common stock contained in Item 4 of the Company’s Registration Statement of Certain Successor Issuers on Form 8-B, dated June 21, 1991, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

None.

Item 6.                 Indemnification of Directors and Officers.

Article V of the Company’s By-laws, as amended, requires that the Company must, to the fullest extent permitted or required by Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (the “WBCL”), including any amendments to the WBCL (but only to the extent an amendment permits or requires the Company to provide broader indemnification rights than prior to the amendment), indemnify the Company’s directors and officers against any and all liabilities, and pay or reimburse any and all properly documented reasonable expenses, incurred in any proceedings to which any director or officer is a party because he or she is or was a director or officer.  The Company must also indemnify an employee who is not a director or officer, to the extent that the employee has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she is or was an employee.  The Company may, but is not required to, supplement the rights to indemnification against liabilities and allowance of expenses under this paragraph by the purchase of insurance on behalf of any one or more of the directors, officers or employees, whether or not the Company would be required or permitted to indemnify or allow expenses to a director, officer or employee.

The indemnification provided by the WBCL and the Company’s by-laws, as amended, is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the indemnification provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the liabilities and expense.

The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.                 Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

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(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)  Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 7, 2014.

HARLEY-DAVIDSON, INC.

By:  /s/ Keith E. Wandell
Keith E. Wandell
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on or before November 7, 2014.  Each person whose signature appears below constitutes and appoints John A. Olin, Mark Kornetzke and Paul J. Jones, and each of them individually, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE
/s/ Keith E. Wandell Keith E. Wandell	Chairman, President and Chief Executive Officer (Principal executive officer)
/s/ John A. Olin John A. Olin	Senior Vice President and Chief Financial Officer (Principal financial officer)
/s/ Mark R. Kornetzke Mark R. Kornetzke	Chief Accounting Officer (Principal accounting officer)
/s/ Barry K. Allen Barry K. Allen	Director
/s/ R. John Anderson R. John Anderson	Director
/s/ Richard I. Beattie Richard I. Beattie	Presiding Director

S-1

SIGNATURE	TITLE
/s/ Michael J. Cave Michael J. Cave	Director
/s/ George H. Conrades George H. Conrades	Director
/s/ Donald A. James Donald A. James	Director
/s/ Sara L. Levinson Sara L. Levinson	Director
/s/ N. Thomas Linebarger N. Thomas Linebarger	Director
/s/ George L. Miles, Jr. George L. Miles, Jr.	Director
/s/ James A. Norling James A. Norling	Director
/s/ Jochen Zeitz Jochen Zeitz	Director

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EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1
Restated Articles of Incorporation of Harley-Davidson, Inc. as of September 8, 2011 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 8, 2011 (File No. 1-9183)).

4.2
Harley-Davidson, Inc. By-Laws, as amended through December 4, 2012 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 1-9183)).

4.3
Harley-Davidson, Inc. 2014 Incentive Stock Plan (incorporated herein by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A for the Registrant’s Annual Meeting of Shareholders held on April 26, 2014 filed on March 14, 2014 (File No. 1-9183)).

5	Opinion of Foley & Lardner LLP.
23.1	Consent of Ernst & Young, LLP.
23.2	Consent of Foley & Lardner LLP (contained in Exhibit (5)).
24	Power of Attorney (contained on the signature page to this Registration Statement).

E-1